Exhibit 99.1

Sterling Financial Corporation of Spokane, Wash., Reports 2011 Earnings and Operating Results

SPOKANE, Wash.--(BUSINESS WIRE)--January 25, 2012--Sterling Financial Corporation (NASDAQ:STSA), (“Sterling”), the bank holding company of Sterling Savings Bank, today announced its operating results for the quarter and year ended December 31, 2011. For the quarter ended December 31, 2011, Sterling recorded net income available to common shareholders of $14.8 million, or $0.24 per diluted common share, compared to $11.3 million, or $0.18 per diluted common share for the quarter ended September 30, 2011 and a net loss attributable to common shareholders of $642.7 million, or $12.79 per diluted common share for the fourth quarter of 2010. For the year ended December 31, 2011, Sterling recorded net income available to common shareholders of $39.1 million, or $0.63 per diluted common share, compared to a net loss attributable to common shareholders of $756.1 million, or $53.05 per diluted common share for the year ended December 31, 2010. The fourth quarter and full year of 2010 periods included non-cash accounting adjustments related to the $730 million capital raise completed in August, 2010 and the subsequent conversion of all of Sterling’s preferred stock to common stock during the third and fourth quarters of 2010, as previously disclosed.

Following are selected financial highlights for the quarter and year ended December 31, 2011:

  Four consecutive quarters of earnings growth.
  Four consecutive quarters of decreasing deposit costs. Deposit funding costs decreased by 6 basis points during the fourth quarter to 0.80 percent, and 33 basis points below the same period in 2010.
  Four consecutive quarters of asset quality improvement. Nonperforming assets declined by $447.2 million, or 55 percent, for the year. Net charge offs were $98.1 million for 2011, representing a decrease of $248.9 million, or 72 percent, for the year.
  Year over year, net interest margin on a tax equivalent basis increased 46 basis points to 3.29 percent.
  Tier 1 leverage ratio was 11.4 percent at December 31, 2011, compared to 11.1 percent at September 30, 2011, and 10.1 percent at December 31, 2010.

Greg Seibly, Sterling’s president and chief executive officer, said, “Our fourth quarter and full year 2011 financial results reflect the continued focused execution on our basic banking strategy. The return to profitability and linked-quarter earnings growth achieved during the year were driven largely by reduced credit-related and funding costs. Despite headwinds to a broad economic recovery and a difficult interest rate environment, Sterling is well-positioned to continue to achieve performance improvement in 2012. We expect this will be driven principally by additional growth in quality loan originations, including fee income opportunities resulting from secondary market sales of multifamily loans, further reductions in credit-related costs as the portfolio de-risking process is substantially concluded, and prudent control of operating expenses.”

Balance Sheet Management

Seibly said, “Our loan production platform continues to gain momentum, as evidenced by growth in new loan originations. During 2011, we originated $1.4 billion in portfolio loans, compared to $474.1 million in 2010. We had notable success in multifamily lending, with portfolio balances expanding by 94 percent from a year ago. This is a lending class where we were able to originate quality loans with attractive risk adjusted returns. In 2012, we will endeavor to expand the momentum of our multifamily platform into other segments of the portfolio.”

	Dec 31, 2011		Sept 30, 2011		Dec 31, 2010
		% of		% of		% of	Annual
	Amount	Loans	Amount	Loans	Amount	Loans	% Change
	(in thousands)
Total assets	$9,193,237		$9,175,874		$9,493,169		-3%
Investments and MBS	2,549,623		2,448,423		2,838,474		-10%
Loans receivable
Residential real estate	688,020	12%	701,921	13%	758,410	13%	-9%
Commercial real estate
Investor CRE	1,275,667	23%	1,287,381	22%	1,314,657	24%	-3%
Multifamily	1,001,479	18%	990,707	18%	517,022	9%	94%
Construction	174,608	3%	221,611	4%	525,668	9%	-67%
Total commercial real estate	2,451,754	44%	2,499,699	44%	2,357,347	42%	4%
Commercial
Owner occupied CRE	1,272,461	24%	1,299,037	23%	1,238,744	22%	3%
C&I	431,693	8%	430,591	8%	531,682	10%	-19%
Total commercial	1,704,154	32%	1,729,628	31%	1,770,426	32%	-4%
Consumer	674,961	12%	683,972	12%	744,068	13%	-9%
Gross loans receivable	$5,518,889	100%	$5,615,220	100%	$5,630,251	100%	-2%

Despite solid growth in loan originations described in more detail below, Sterling’s total outstanding loans declined during the fourth quarter of 2011 by $96.3 million, or 1.7 percent, to $5.52 billion. As shown in the table above, $47.0 million of the reduction occurred in construction loans by resolving non-performing loans through foreclosure, note sales and other means. In addition, $49.0 million of the reduction resulted from Sterling’s completion of its first secondary market sale of recently originated multifamily loans. This sale was undertaken as part of Sterling’s portfolio management process and designed to prudently manage credit concentrations at the individual borrower and geographic levels. Sterling expects that similar sales will be undertaken on a periodic basis during 2012 in order to further manage concentration risks, provide an opportunity for generation of fee income and as a source of liquidity.

During the fourth quarter of 2011, Sterling originated $332.0 million of new portfolio loans (which exclude residential loans held for sale), compared to $348.4 million for the linked quarter and $180.3 million for the fourth quarter of 2010. For the year ended December 31, 2011, total portfolio loan originations were $1.37 billion, up 189 percent from $474.1 million for 2010. The most notable increases in originations were in the multifamily portfolio, with $705.9 million of new loans originated during 2011, compared to $29.4 million for 2010. In addition, Sterling increased commercial loan originations, comprised of owner-occupied commercial real estate loans and commercial and industrial (“C&I”) loans, with total originations of $376.1 million for 2011, compared to $131.0 million for 2010.

Sterling’s total deposits were $6.49 billion at December 31, 2011, compared to $6.48 billion at September 30, 2011, and $6.91 billion at December 31, 2010. The decrease during 2011 was principally attributable to Sterling’s strategy to reduce reliance on higher costing time deposits. Retail time deposits were $1.99 billion at December 31, 2011, compared to $2.81 billion at December 31, 2010, representing a decrease of 29 percent. Retail time deposits were replaced with lower costing transaction accounts and savings and money market accounts, which enabled Sterling to reduce deposit costs by 33 basis points during the fourth quarter of 2011 compared to the fourth quarter of 2010. Brokered deposits increased $57.6 million, or 16 percent, during the fourth quarter of 2011 as Sterling obtained $126.0 million of new brokered time deposits, which had attractive interest rates.

	Dec 31,	Sept 30,	Dec 31,	Annual
	2011	2011	2010	% Change
Deposits	(in thousands)
Retail
Transaction	$1,732,665	$1,675,741	$1,489,763	16%
Savings and MMDA	1,902,209	1,814,682	1,566,676	21%
Time deposits	1,993,260	2,150,998	2,809,515	-29%
Total retail	5,628,134	5,641,421	5,865,954	-4%
Public	428,691	466,423	796,024	-46%
Brokered	428,993	371,396	249,029	72%
Total deposits	$6,485,818	$6,479,240	$6,911,007	-6%
Gross loans to deposits	85%	87%	81%	4%
				Annual Basis
				Point Change
Funding costs
Cost of deposits	0.80%	0.86%	1.13%	(33)
Total funding liabilities	1.24%	1.27%	1.56%	(32)

Seibly commented, “We continued the concerted effort towards improving the composition of our deposit base. In 2011, our deposit costs were lower in each successive quarter as a result of executing on our core deposit and relationship banking strategy, which we expect will continue into 2012.”

Sterling’s shareholders’ equity totaled $878.6 million as of December 31, 2011, compared with $770.8 million on December 31, 2010. Sterling’s ratio of shareholders’ equity to total assets was 9.6 percent at December 31, 2011, compared with 8.1 percent at December 31, 2010. The increase in equity was due to retained earnings and the change in accumulated other comprehensive income resulting from the change in unrealized gain on investments and mortgage backed securities available-for-sale. As of December 31, 2011, Sterling’s tier 1 leverage ratio was 11.4 percent, and its total risk-based capital ratio was 19.1 percent. This compares to 10.1 percent and 17.5 percent, respectively, as of December 31, 2010.

Sterling's principal operating subsidiary, Sterling Savings Bank, was recently notified by the FDIC and Washington DFI that the previously disclosed Memorandum of Understanding was terminated.

Operating Results

Net Interest Income

Sterling reported net interest income of $71.8 million for the quarter ended December 31, 2011, compared to $74.8 million for the linked quarter and $68.6 million for the quarter ended December 31, 2010. For the year ended December 31, 2011, Sterling reported net interest income of $295.2 million, compared to $284.0 million for 2010.

	Three Months Ended			Twelve Months Ended
	Dec 31,	Sept 30,	Dec 31,	Dec 31,	Dec 31,
	2011	2011	2010	2011	2010
	(in thousands)
Net interest income	$71,809	$74,836	$68,607	$295,195	$284,027
Net interest margin (tax equivalent)	3.26%	3.34%	2.80%	3.29%	2.83%

Loan yield	5.34%	5.47%	5.22%	5.41%	5.04%

Total interest income was $97.3 million for the fourth quarter of 2011, compared to $101.4 million for the linked quarter, and $103.8 million for the same period a year ago. The decrease on a linked quarter basis is attributable to lower yields on mortgage-backed securities, which were down by 46 basis points due to increased premium amortization, and to a lesser extent, lower yields on loans, which were down 13 basis points. The decrease from the comparable quarter a year ago is attributable to lower average loan balances and a repositioning of the securities portfolio conducted during the first half of 2011, which was completed to manage interest rate risk.

Interest income reversals on non-performing loans were $5.9 million in the fourth quarter of 2011, compared to $6.0 million in the linked quarter, and $15.5 million in the fourth quarter of 2010. These reversals reduced net interest margin by 27 basis points, 26 basis points, and 63 basis points for these respective periods. During the year ended December 31, 2011, interest income reversals on non-performing loans were $33.8 million, compared to $77.3 million during 2010, reducing the net interest margin by 37 basis points and 76 basis points, respectively.

The lower interest income was partially offset by lower interest expense during the fourth quarter of 2011. Total interest expense was $25.5 million for the fourth quarter of 2011, compared to $26.5 million for the linked quarter, and $35.2 million for the fourth quarter of 2010. Deposit costs were $13.0 million for the fourth quarter of 2011, a reduction of $1.1 million, or 8 percent, from the linked quarter, and down $6.6 million, or 34 percent, from the same period last year, reflecting the improved composition of Sterling’s deposit base. For the year ended December 31, 2011, the total cost of funding was 1.31 percent, compared to 1.69 percent for 2010.

Noninterest Income

Noninterest income includes income from mortgage banking operations, fee and service charges income, and other items such as net gains on sales of securities and loan servicing fees. During the fourth quarter of 2011, noninterest income was $32.9 million, compared to $29.1 million for the linked quarter and $30.8 million for the fourth quarter of 2010. The increase over the linked quarter is largely attributed to a fair value write down on mortgage servicing rights of $5.1 million recorded during the linked quarter and a $1.9 million gain on sales of securities during the fourth quarter of 2011.

Income from mortgage banking operations for the fourth quarter of 2011 was $14.9 million, compared to $16.4 million for the linked quarter, and $20.2 million for the fourth quarter of 2010. The declines in mortgage banking operations reflect lower margins for residential mortgage sales. Margins decreased to an average of 2.43 percent for the fourth quarter of 2011, down from 2.80 percent for the same period a year ago, representing a reduction of 38 basis points.

	Three Months Ended
	Dec 31,	Sept 30,	Dec 31,
	2011	2011	2010
	(in thousands)
Loan originations - residential real estate for sale	$658,410	$545,278	$715,843
Loan sales - residential	646,000	475,034	757,558

Margin - residential loan sales	2.43%	2.66%	2.80%

For the quarter ended December 31, 2011, fees and service charges income contributed $12.2 million to noninterest income compared to $12.3 million for the linked quarter, and $13.6 million for the fourth quarter of 2010. The reduction in fees and service charges income compared to the prior year periods was primarily related to a lower level of non-sufficient funds fees.

For the quarter ended December 31, 2011, other noninterest income included $2.7 million of gains on loan sales, primarily from the sale of $49.0 million of recently originated performing multifamily loans. This compares to $2.7 million of gains on portfolio loan sales for the linked quarter. For the comparable quarter in 2010, other noninterest income included a charge of $11.3 million for the early repayment of FHLB borrowings.

For the year ended December 31, 2011, noninterest income was $126.3 million, compared to $137.0 million for 2010. The decrease reflects lower income from mortgage banking operations due to lower mortgage originations and decreased gains on sales of securities.

Noninterest Expenses

Noninterest expenses were $85.9 million for the fourth quarter of 2011, compared to $86.6 million for the linked quarter, and $107.5 million for the fourth quarter of 2010. The decrease reflects a lower level of OREO operating expenses, which were $4.9 million for the fourth quarter of 2011, down from $10.7 million for the linked quarter, and $24.0 million for the same period last year. Included in noninterest expense for the fourth quarter of 2011 was a $3.5 million charge to establish a reserve for a tentative settlement of a legal claim.

For the year ended December 31, 2011, noninterest expense was $352.4 million, compared to $395.0 million for 2010. The decrease is primarily attributed to lower OREO expenses, which were reduced by $21.1 million, or 34 percent, and lower FDIC premiums, which were down $17.8 million, or 55 percent.

Income Taxes

For the fourth quarter of 2011, Sterling did not recognize any federal or state tax expense, as the income tax expense for the quarter was offset by a reduction in the deferred tax valuation allowance.

Sterling uses an estimate of future earnings and an evaluation of its loss carryback ability and tax planning strategies to determine whether it is more likely than not that it will realize the benefit of its deferred tax asset. Sterling determined that it did not meet the required threshold as of December 31, 2011, and accordingly, a full valuation reserve was recorded against the net deferred tax asset. As of December 31, 2011, the reserved net deferred tax asset was approximately $327 million, including approximately $285 million of net operating loss and tax credit carryforwards.

With regard to the deferred tax asset, the benefits of Sterling’s accumulated tax losses would be reduced in the event of an “ownership change,” as determined under Section 382 of the Internal Revenue Code. During 2010, in order to preserve the benefits of these tax losses, Sterling’s shareholders approved a protective amendment to the restated articles of incorporation and Sterling’s board adopted a tax preservation rights plan, both of which restrict certain stock transfers that would result in investors acquiring more than 4.95 percent of Sterling’s total outstanding common stock.

Credit Quality

The fourth quarter of 2011 marked the seventh consecutive quarter of reduced total nonperforming assets, and at $369.1 million, or 4.0 percent of total assets, total nonperforming assets were at the lowest level since June 30, 2008. During the fourth quarter of 2011, nonperforming assets were reduced by $65.6 million, or 15 percent. Compared to December 31, 2010, total nonperforming assets were reduced by $447.2 million, or 55 percent.

OREO decreased to $81.9 million at December 31, 2011, compared to $111.6 million at September 30, 2011, and $161.7 million at December 31, 2010. This represents decreases of 27 percent, and 49 percent, respectively.

During the fourth quarter of 2011, Sterling recognized lower net charge-offs of $10.7 million, compared to $29.9 million for the linked quarter and $31.4 million for the same period a year ago, representing decreases of 64 percent and 66 percent, respectively.

For the fourth quarter of 2011, Sterling recorded a $4.0 million provision for credit losses, compared to $6.0 million for the linked quarter, and $30.0 million for the fourth quarter of 2010. The reduction in provision for credit losses reflects the improved quality of the loan portfolio and the trend of lower charge-offs. The allowance for loan losses at December 31, 2011 was $177.5 million, or 3.22 percent of total loans, compared to $186.2 million, or 3.32 percent of total loans, at September 30, 2011, and $247.1 million, or 4.39 percent of total loans, at December 31, 2010.

Fourth-Quarter 2011 Earnings Conference Call

Sterling plans to host a conference call January 26, 2012 at 8:00 a.m. PST to discuss the company’s financial results. An audio webcast of the conference call can be accessed at Sterling’s website. To access this audio presentation call, click on the audio webcast icon. Additionally, the conference call may be accessed by telephone. To participate in the conference call, domestic callers should dial 1-517-308-9324 approximately five minutes before the scheduled start time. You will be asked by the operator to identify yourself and provide the password “STERLING” to enter the call. A webcast replay of the conference call will be available on Sterling’s website approximately one hour following the completion of the call. The webcast replay will be offered through February 26, 2012.

Sterling Financial Corporation
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts, unaudited)	Dec 31,	Sept 30,	Dec 31,
	2011	2011	2010
ASSETS:
Cash and due from banks	$491,228	$481,717	$427,264
Investments and mortgage-backed securities ("MBS") available for sale	2,547,876	2,446,523	2,825,010
Investments held to maturity	1,747	1,900	13,464
Loans held for sale	273,957	241,039	222,216
Loans receivable, net	5,341,179	5,428,355	5,379,081
Other real estate owned, net ("OREO")	81,910	111,566	161,653
Office properties and equipment, net	84,015	84,380	81,094
Bank owned life insurance ("BOLI")	174,512	174,092	169,288
Core deposit intangibles, net	12,078	13,290	16,929
Prepaid expenses and other assets, net	184,735	193,012	197,170
Total assets	$9,193,237	$9,175,874	$9,493,169

LIABILITIES:
Deposits	$6,485,818	$6,479,240	$6,911,007
Advances from Federal Home Loan Bank	405,609	407,000	407,211
Repurchase agreements and fed funds	1,055,763	1,056,352	1,032,512
Other borrowings	245,290	245,289	245,285
Accrued expenses and other liabilities	122,200	128,500	126,387
Total liabilities	8,314,680	8,316,381	8,722,402

SHAREHOLDERS' EQUITY:
Preferred stock	0	0	0
Common stock	1,964,234	1,963,820	1,960,871
Accumulated other comprehensive income	61,115	57,297	(4,179)
Accumulated deficit	(1,146,792)	(1,161,624)	(1,185,925)
Total shareholders' equity	878,557	859,493	770,767
Total liabilities and shareholders' equity	$9,193,237	$9,175,874	$9,493,169

Book value per common share	$14.16	$13.87	$12.45
Tangible book value per common share	13.96	13.66	12.17
Shareholders' equity to total assets	9.6%	9.4%	8.1%
Tangible common equity to tangible assets (1)	9.4%	9.2%	8.0%
Common shares outstanding at end of period	62,057,645	61,968,510	61,926,187
Common stock warrants outstanding	2,722,541	2,722,541	2,722,541

(1) Common shareholders' equity less core deposit intangibles divided by assets less core deposit intangibles.

Sterling Financial Corporation
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(in thousands, except per share amounts, unaudited)	Three Months Ended			Twelve Months Ended
	Dec 31,	Sept 30,	Dec 31,	Dec 31,	Dec 31,
	2011	2011	2010	2011	2010
INTEREST INCOME:
Loans	$80,303	$82,010	$82,825	$322,435	$359,572
Mortgage-backed securities	14,535	16,719	18,237	71,216	74,806
Investments and cash	2,491	2,650	2,716	10,641	10,755
Total interest income	97,329	101,379	103,778	404,292	445,133

INTEREST EXPENSE:
Deposits	12,989	14,135	19,554	59,634	94,707
Borrowings	12,531	12,408	15,617	49,463	66,399
Total interest expense	25,520	26,543	35,171	109,097	161,106

Net interest income	71,809	74,836	68,607	295,195	284,027
Provision for credit losses	4,000	6,000	30,000	30,000	250,229
Net interest income after provision	67,809	68,836	38,607	265,195	33,798

NONINTEREST INCOME:
Fees and service charges	12,234	12,332	13,646	50,073	54,740
Mortgage banking operations	14,895	16,360	20,210	52,376	62,564
Loan servicing fees	(329)	(4,694)	4,144	(3,213)	3,762
BOLI	1,526	1,612	1,882	6,448	7,307
Gain on sales of securities	1,938	0	1,480	16,236	25,745
Other	2,635	3,502	(10,580)	4,408	(17,153)
Total noninterest income	32,899	29,112	30,782	126,328	136,965

NONINTEREST EXPENSE:
Employee compensation and benefits	42,129	43,828	45,315	171,643	168,793
OREO	4,909	10,739	23,993	41,500	62,578
Occupancy and equipment	10,320	9,580	10,337	39,878	39,643
Depreciation	3,158	3,000	3,125	12,184	13,391
Amortization of core deposit intangibles	1,212	1,190	1,224	4,851	4,898
Other	24,147	18,283	23,536	82,334	105,742
Total noninterest expense	85,875	86,620	107,530	352,390	395,045

Income (loss) before income taxes	14,833	11,328	(38,141)	39,133	(224,282)
Income tax (provision) benefit	0	0	0	0	0
Net income (loss)	14,833	11,328	(38,141)	39,133	(224,282)
Preferred stock dividend	0	0	0	0	(11,598)
Other shareholder allocations (1)	0	0	(604,592)	0	(520,263)
Net income (loss) available to common shareholders	$14,833	$11,328	$(642,733)	$39,133	$(756,143)

Earnings per common share - basic	$0.24	$0.18	$(12.79)	$0.63	$(53.05)
Earnings per common share - diluted	$0.24	$0.18	$(12.79)	$0.63	$(53.05)

Average common shares outstanding - basic	61,989,094	61,958,183	50,235,894	61,955,659	14,253,869
Average common shares outstanding - diluted	62,194,011	62,041,203	50,235,894	62,231,208	14,253,869

(1) The August 26, 2010 conversion of Series C preferred stock into common stock resulted in an increase in income available to common shareholders. The October 22, 2010 conversion of Series B and D preferred stock into common stock resulted in a decrease in income available to common shareholders.

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA
(in thousands, unaudited)	Three Months Ended			Twelve Months Ended
	Dec 31,	Sept 30,	Dec 31,	Dec 31,	Dec 31,
	2011	2011	2010	2011	2010
LOAN ORIGINATIONS AND PURCHASES:
Loan originations:
Residential real estate
For sale	$658,410	$545,278	$715,843	$2,023,929	$2,454,874
Permanent	23,406	14,893	61,395	89,240	107,679
Total residential real estate	681,816	560,171	777,238	2,113,169	2,562,553
Commercial real estate ("CRE")
Investor CRE	875	310	30,180	42,551	98,172
Multifamily	165,326	203,606	27,642	705,917	29,369
Construction	6,452	3,223	6,502	19,557	20,084
Total commercial real estate	172,653	207,139	64,324	768,025	147,625
Commercial
Owner occupied CRE	41,640	42,360	15,093	158,347	50,428
Commercial & Industrial ("C&I")	54,001	54,446	20,005	217,723	80,548
Total commercial	95,641	96,806	35,098	376,070	130,976
Consumer	40,315	29,513	19,449	138,203	87,817
Total loan originations	990,425	893,629	896,109	3,395,467	2,928,971
Loan purchases:
Residential real estate	3,166	2,701	0	13,417	0
Investor CRE	0	0	0	48,584	0
Multifamily	147	309	82,702	2,896	82,702
Commercial
Owner occupied CRE	0	22,495	0	74,716	0
C&I	0	0	0	0	0
Total loan purchases	3,313	25,505	82,702	139,613	82,702
Total loan originations and purchases	$993,738	$919,134	$978,811	$3,535,080	$3,011,673

PERFORMANCE RATIOS:
Return on assets	0.64%	0.49%	-1.53%	0.42%	-2.21%
Return on common equity	6.83%	5.40%	-309.10%	4.78%	-297.23%
Operating efficiency (1)	77%	71%	83%	75%	82%
Noninterest expense to assets	3.72%	3.72%	4.31%	3.79%	3.89%
Average assets	$9,146,430	$9,233,112	$9,894,238	$9,303,539	$10,168,329
Average common equity	$861,186	$832,237	$824,963	$818,965	$254,395

REGULATORY CAPITAL RATIOS:
Sterling Financial Corporation
Tier 1 leverage ratio	11.4%	11.1%	10.1%	11.4%	10.1%
Tier 1 risk-based capital ratio	17.8%	17.1%	16.2%	17.8%	16.2%
Total risk-based capital ratio	19.1%	18.4%	17.5%	19.1%	17.5%
Sterling Savings Bank:
Tier 1 leverage ratio	11.1%	10.8%	9.7%	11.1%	9.7%
Tier 1 risk-based capital ratio	17.4%	16.6%	15.7%	17.4%	15.7%
Total risk-based capital ratio	18.7%	17.9%	16.9%	18.7%	16.9%

OTHER:
FTE employees at end of period (whole numbers)	2,496	2,476	2,498	2,496	2,498

(1) Operating efficiency ratio calculated as noninterest expense, excluding OREO and amortization of core deposit intangibles, divided by net interest income (tax equivalent) plus noninterest income, excluding gain on sales of securities.

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA
(in thousands, unaudited)	Dec 31,	Sept 30,	Dec 31,
	2011	2011	2010
INVESTMENT PORTFOLIO DETAIL:
Available for sale
MBS	$2,320,934	$2,221,948	$2,602,610
Municipal bonds	207,456	205,005	201,143
Other	19,486	19,570	21,257
Total	$2,547,876	$2,446,523	$2,825,010

Held to maturity
Tax credits	$1,747	$1,900	$13,464
Total	$1,747	$1,900	$13,464

LOAN PORTFOLIO DETAIL:
Residential real estate	$688,020	$701,921	$758,410
Commercial real estate
Investor CRE	1,275,667	1,287,381	1,314,657
Multifamily	1,001,479	990,707	517,022
Construction	174,608	221,611	525,668
Total commercial real estate	2,451,754	2,499,699	2,357,347
Commercial
Owner occupied CRE	1,272,461	1,299,037	1,238,744
C&I	431,693	430,591	531,682
Total commercial	1,704,154	1,729,628	1,770,426
Consumer	674,961	683,972	744,068
Gross loans receivable	5,518,889	5,615,220	5,630,251
Deferred loan fees, net	(252)	(668)	(4,114)
Allowance for loan losses	(177,458)	(186,195)	(247,056)
Net loans receivable	$5,341,179	$5,428,357	$5,379,081

DEPOSITS DETAIL:
Interest-bearing transaction	$521,037	$508,189	$497,395
Noninterest-bearing transaction	1,211,628	1,167,552	992,368
Savings and MMDA	2,092,283	2,016,594	1,886,425
Time deposits	2,660,870	2,786,905	3,534,819
Total deposits	$6,485,818	$6,479,240	$6,911,007

Number of transaction accounts (whole numbers)
Interest-bearing transaction accounts	44,309	44,428	46,332
Noninterest-bearing transaction accounts	172,707	170,636	165,821
Total transaction accounts	217,016	215,064	212,153

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA
(in thousands, unaudited)	Dec 31,	Sept 30,	Dec 31,
	2011	2011	2010
ALLOWANCE FOR CREDIT LOSSES:
Allowance - loans, beginning of quarter	$186,195	$212,088	$248,505
Provision	2,000	4,000	30,000
Charge-offs
Residential real estate	(3,323)	(4,204)	(10,580)
Commercial real estate
Investor CRE	(3,673)	(11,189)	(4,795)
Multifamily	0	(1,035)	(920)
Construction	(3,112)	(14,426)	(17,706)
Total commercial real estate	(6,785)	(26,650)	(23,421)
Commercial
Owner occupied CRE	(5,667)	(4,758)	(2,298)
C&I	(1,441)	(3,011)	(1,257)
Total commercial	(7,108)	(7,769)	(3,555)
Consumer	(2,052)	(2,554)	(2,791)
Total charge-offs	(19,268)	(41,177)	(40,347)
Recoveries
Residential real estate	388	178	1,340
Commercial real estate
Investor CRE	1,145	31	18
Multifamily	1	684	44
Construction	4,951	6,066	3,941
Total commercial real estate	6,097	6,781	4,003
Commercial
Owner occupied CRE	1,229	155	100
C&I	407	3,707	3,053
Total commercial	1,636	3,862	3,153
Consumer	410	463	402
Total recoveries	8,531	11,284	8,898
Net charge-offs	(10,737)	(29,893)	(31,449)
Allowance - loans, end of quarter	177,458	186,195	247,056
Allowance - unfunded commitments, beginning of quarter	9,376	7,431	11,017
Provision	2,000	2,000	0
Charge-offs	(1,347)	(55)	(310)
Allowance - unfunded commitments, end of quarter	10,029	9,376	10,707
Total credit allowance	$187,487	$195,571	$257,763

Net charge-offs to average net loans (annualized)	0.71%	1.99%	1.97%
Net charge-offs to average net loans (ytd)	1.64%	1.47%	4.86%
Loan loss allowance to total loans	3.22%	3.32%	4.39%
Total credit allowance to total loans	3.40%	3.48%	4.58%
Loan loss allowance to nonperforming loans	62%	58%	38%
Loan loss allowance to nonperforming loans excluding loans individually evaluated for impairment	137%	153%	195%
Total credit allowance to nonperforming loans	65%	61%	39%

NONPERFORMING ASSETS:
Past 90 days due and accruing	$0	$0	$0
Nonaccrual loans	210,221	240,142	546,133
Restructured loans	76,939	82,997	108,504
Total nonperforming loans	287,160	323,139	654,637
OREO	81,910	111,566	161,653
Total nonperforming assets	369,070	434,705	816,290
Specific reserve on nonperforming loans	(16,305)	(15,276)	(21,237)
Net nonperforming assets	$352,765	$419,429	$795,053
Nonperforming loans to total loans	5.20%	5.76%	11.64%
Nonperforming assets to total assets	4.01%	4.74%	8.60%
Loan delinquency ratio (60 days and over)	3.55%	4.23%	7.19%
Classified assets	425,746	500,484	$1,099,535
Classified assets to total assets	4.63%	5.45%	11.58%
Classified assets to Sterling Savings Bank Tier 1 capital plus total credit allowance	35%	42%	90%

Nonperforming assets by collateral type:
Residential real estate	$48,184	$53,168	$115,923
Commercial real estate
Investor CRE	61,901	68,858	123,146
Multifamily	5,867	7,325	25,806
Construction	153,819	197,408	430,290
Total commercial real estate	221,587	273,591	579,242
Commercial
Owner occupied CRE	77,920	84,550	94,813
C&I	14,899	17,337	16,059
Total commercial	92,819	101,887	110,872
Consumer	6,480	6,059	10,253
Total nonperforming assets	$369,070	$434,705	$816,290

Sterling Financial Corporation
AVERAGE BALANCE AND RATE
(in thousands, unaudited)	Three Months Ended
	Dec 31, 2011			Sept 30, 2011			Dec 31, 2010
		Interest			Interest			Interest
	Average	Income/	Yields/	Average	Income/	Yields/	Average	Income/	Yields/
	Balance	Expense	Rates	Balance	Expense	Rates	Balance	Expense	Rates
ASSETS:
Loans
Mortgage	$ 3,557,298	$ 45,255	5.09%	$ 3,470,241	$ 45,843	5.24%	$ 3,685,518	$ 42,773	4.64%
Commercial and consumer	2,446,293	35,148	5.70%	2,483,204	36,282	5.80%	2,643,156	40,186	6.03%
Total loans	6,003,591	80,403	5.34%	5,953,445	82,125	5.47%	6,328,674	82,959	5.22%
MBS	2,273,767	14,535	2.56%	2,193,055	16,719	3.02%	2,598,482	18,237	2.81%
Investments and cash	479,922	3,431	2.84%	767,714	3,596	1.86%	825,991	3,581	1.72%
FHLB stock	99,159	0	0.00%	99,395	0	0.00%	100,125	0	0.00%
Total interest-earning assets	8,856,439	98,369	4.43%	9,013,609	102,440	4.51%	9,853,272	104,777	4.24%
Noninterest-earning assets	289,991			219,503			40,966
Total average assets	$ 9,146,430			$ 9,233,112			$ 9,894,238

LIABILITIES and EQUITY:
Deposits
Interest-bearing transaction	$ 514,312	107	0.08%	$ 501,884	123	0.10%	$ 629,995	244	0.15%
Savings and MMDA	2,064,607	1,692	0.33%	1,970,823	1,601	0.32%	1,784,893	2,008	0.45%
Time deposits	2,685,746	11,190	1.65%	2,952,566	12,411	1.67%	3,454,372	17,302	1.99%
Total interest-bearing deposits	5,264,665	12,989	0.98%	5,425,273	14,135	1.03%	5,869,260	19,554	1.32%
Borrowings	1,706,022	12,531	2.91%	1,710,388	12,408	2.88%	2,033,896	15,617	3.05%
Total interest-bearing liabilities	6,970,687	25,520	1.45%	7,135,661	26,543	1.48%	7,903,156	35,171	1.77%
Noninterest-bearing transaction	1,192,639	0	0.00%	1,132,589	0	0.00%	1,015,963	0	0.00%
Total funding liabilities	8,163,326	25,520	1.24%	8,268,250	26,543	1.27%	8,919,119	35,171	1.56%
Other noninterest-bearing liabilities	121,918			132,625			150,156
Total average liabilities	8,285,244			8,400,875			9,069,275
Total average equity	861,186			832,237			824,963
Total average liabilities and equity	$ 9,146,430			$ 9,233,112			$ 9,894,238

Net interest income and spread (tax equivalent)		$ 72,849	2.98%		$ 75,897	3.03%		$ 69,606	2.47%

Net interest margin (tax equivalent)			3.26%			3.34%			2.80%

Deposits
Total interest-bearing deposits	$ 5,264,665	$ 12,989	0.98%	$ 5,425,273	$ 14,135	1.03%	$ 5,869,260	$ 19,554	1.32%
Noninterest-bearing transaction	1,192,639	0	0.00%	1,132,589	0	0.00%	1,015,963	0	0.00%
Total deposits	$ 6,457,304	$ 12,989	0.80%	$ 6,557,862	$ 14,135	0.86%	$ 6,885,223	$ 19,554	1.13%

Sterling Financial Corporation
AVERAGE BALANCE AND RATE
(in thousands, unaudited)	Twelve Months Ended
	December 31, 2011			December 31, 2010
		Interest			Interest
	Average	Income/	Yields/	Average	Income/	Yields/
	Balance	Expense	Rates	Balance	Expense	Rates
ASSETS:
Loans
Mortgage	$3,484,108	$177,992	5.11%	$4,188,338	$185,214	4.42%
Commercial and consumer	2,481,470	144,892	5.84%	2,951,479	174,896	5.93%
Total loans	5,965,578	322,884	5.41%	7,139,817	360,110	5.04%
MBS	2,375,515	71,216	3.00%	2,004,864	74,806	3.73%
Investments and cash	676,677	14,659	2.17%	965,615	15,005	1.55%
FHLB stock	99,531	0	0.00%	100,409	0	0.00%
Total interest-earning assets	9,117,301	408,759	4.48%	10,210,705	449,921	4.41%
Noninterest-earning assets	186,238			(42,376)
Total average assets	$9,303,539			$10,168,329

LIABILITIES and EQUITY:
Deposits
Interest-bearing transaction	$503,091	504	0.10%	$809,351	1,918	0.24%
Savings and MMDA	1,994,335	7,004	0.35%	1,656,816	10,180	0.61%
Time deposits	3,063,679	52,126	1.70%	3,774,891	82,609	2.19%
Total interest-bearing deposits	5,561,105	59,634	1.07%	6,241,058	94,707	1.52%
Borrowings	1,703,782	49,463	2.90%	2,309,294	66,399	2.88%
Total interest-bearing liabilities	7,264,887	109,097	1.50%	8,550,352	161,106	1.88%
Noninterest-bearing transaction	1,093,252	0	0.00%	999,857	0	0.00%
Total funding liabilities	8,358,139	109,097	1.31%	9,550,209	161,106	1.69%
Other noninterest-bearing liabilities	126,435			172,338
Total average liabilities	8,484,574			9,722,547
Total average equity	818,965			445,782
Total average liabilities and equity	$9,303,539			$10,168,329

Tax equivalent net interest income and spread		$299,662	2.98%		$288,815	2.52%

Tax equivalent net interest margin			3.29%			2.83%

Deposits
Total interest-bearing deposits	$5,561,105	$59,634	1.07%	$6,241,058	$94,707	1.52%
Noninterest-bearing transaction	1,093,252	0	0.00%	999,857	0	0.00%
Total deposits	$6,654,357	$59,634	0.90%	$7,240,915	$94,707	1.31%

About Sterling Financial Corporation

Sterling Financial Corporation of Spokane, Wash., is the bank holding company for Sterling Savings Bank, a state chartered and federally insured commercial bank. Sterling offers banking products and services, mortgage lending, and investment products to individuals, small businesses, commercial organizations and corporations. As of December 31, 2011, Sterling Financial Corporation had assets of $9.19 billion and operated 175 depository branches throughout Washington, Oregon, Idaho, Montana and California. Visit Sterling’s website at www.sterlingfinancialcorporation-spokane.com.

Forward-Looking Statements

This release contains forward-looking statements that are not historical facts and that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling’s plans, objectives, expectations, strategy and intentions and other statements contained in this release that are not historical facts and pertain to Sterling’s future operating results and capital position, including Sterling’s ability to complete recovery plans, and Sterling’s ability to reduce future loan losses, improve its deposit mix, execute its asset resolution initiatives, execute its lending initiatives, contain costs and potential liabilities, realize operating efficiencies and provide increased customer support and service. When used in this release, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Actual results may differ materially from the results discussed in these forward-looking statements because such statements are inherently subject to significant assumptions, risks and uncertainties, many of which are difficult to predict and are generally beyond Sterling’s control. These include but are not limited to: Sterling’s ability to execute on its business plan and maintain adequate liquidity; the possibility of continued adverse economic developments that may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; changes in laws, regulations and the competitive environment; exposure to material litigation; and Sterling’s ability to comply with regulatory actions and agreements. Other factors that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements may be found under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Sterling’s Annual Report on Form 10-K, as updated periodically in Sterling’s filings with the Securities and Exchange Commission. Unless legally required, Sterling disclaims any obligation to update any forward-looking statements.

CONTACT:
Sterling Financial Corporation
Media contact:
Cara Coon, 509-626-5348
cara.coon@sterlingsavings.com
or
Investor contacts:
Patrick Rusnak, 509-227-0961
or
Daniel Byrne, 509-458-3711